                                                                    EXHIBIT 12.1



                             PAINE WEBBER GROUP INC.
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS
                            (IN THOUSANDS OF DOLLARS)


                                                                    Years Ended December 31,
                                                  1997*             1996*            1995             1994             1993
                                            ----------        ----------       ----------       ----------       ----------
Income before taxes                         $  644,075        $  558,999       $  102,677       $   44,385       $  407,576
                                            ----------        ----------       ----------       ----------       ----------

Preferred stock dividends                       44,186            43,712           36,260            1,710            5,828
                                            ----------        ----------       ----------       ----------       ----------

Fixed charges:

   Interest                                  2,573,582         1,971,788        1,969,811        1,428,653        1,130,712

   Interest factor in rents                     53,665            54,537           59,491           51,102           50,133
                                            ----------        ----------       ----------       ----------       ----------

   Total fixed charges                       2,627,247         2,026,325        2,029,302        1,479,755        1,180,845
                                            ----------        ----------       ----------       ----------       ----------

Total fixed charges and preferred
   stock dividends                           2,671,433         2,070,037        2,065,562        1,481,465        1,186,673
                                            ----------        ----------       ----------       ----------       ----------

Income before taxes and fixed charges       $3,271,322        $2,585,324       $2,131,979       $1,524,140       $1,588,421
                                            ==========        ==========       ==========       ==========       ==========

Ratio of earnings to fixed charges
    and preferred stock dividends                  1.2               1.2              1.0              1.0              1.3
                                            ==========        ==========       ==========       ==========       ==========





   For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends (tax effected), "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist principally of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.

* Income before taxes includes minority interest in wholly owned subsidiary trusts.